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                                                                     EXHIBIT 12





STATEMENT RE COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES(a)
Sunoco, Inc. and Subsidiaries

(Millions of Dollars Except Ratio)
--------------------------------------------------------------------------------

                                                                     For the
                                                                     Twelve
                                                                  Months Ended
                                                                  December 31,
                                                                      1998
                                                                  ------------
                                                                   (UNAUDITED)
Fixed Charges:
Consolidated interest cost and debt expense                            $  77
Interest allocable to rental expense(b)                                   39
                                                                        ----
   Total                                                               $ 116
                                                                        ====

Earnings:
Consolidated income before income tax expense                          $ 389
Proportionate share of income tax expense of
 50 percent owned but not controlled affiliated
 companies                                                                 6
Equity in income of less than 50 percent owned
 affiliated companies                                                    (14)
Dividends received from less than 50 percent
 owned affiliated companies                                                9
Fixed charges                                                            116
Interest capitalized                                                      (6)
Amortization of previously capitalized interest                            6
                                                                        ----
    Total                                                              $ 506
                                                                        ====
Ratio of Earnings to Fixed Charges                                      4.36
                                                                        ====

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(a)  The consolidated financial statements of Sunoco, contain the accounts of all subsidiaries that are Inc. and subsidiaries controlled (generally more than 50 percent owned) except for Radnor Corporation, the Company's wholly owned real estate development subsidiary, which is accounted for as an investment held for sale. Affiliated companies over which the Company has the ability to exercise significant influence but that are not controlled (generally 20 to 50 percent owned) are accounted for by the equity method.

(b) Represents one-third of total operating lease rental expense which is that portion deemed to be interest.